For immediate release For more information, contact:

Investor Relations
(972) 699-4055
Email: investor@xanser.com

XANSER CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Company reports net income of $1.6 million; name will change to Furmanite Corporation upon shareholder ratification

DALLAS, TEXAS (May 10, 2007) – Xanser Corporation (NYSE: XNR) today reported results for the quarter ended March 31, 2007. Revenues for the quarter were $68.4 million, compared with $54.8 million for the same period in 2006. The Company reported net income of $1.6 million for the first quarter, compared with a net loss of ($36,000) for the prior year’s quarter.

“The company’s operations are performing well, with a gain of $13.6 million in revenues and an increase of over $1.6 million in net income,” said John R. Barnes, chairman and chief executive officer of Xanser Corporation. “We are managing our operations as an integrated worldwide business in technical services, which is why our name will change from Xanser to Furmanite Corporation. Our focus going forward is to expand our operations by leveraging Furmanite’s reputation and proven ability to meet the growing needs of a global marketplace.”

Commenting on the company’s first quarter operations, Michael L. Rose, president and chief operating officer of Xanser, said: “We experienced revenue gains this quarter in every region. The United States was up $6.7 million; Europe was up $5.1 million; and Asia Pacific was up $1.8 million. At an operating income level, these gains translated into an increase of over $2 million this quarter when compared to last year. The business is performing as we expected, and we are on target going forward.”

The company’s name will change from Xanser Corporation to Furmanite Corporation, effective with shareholder ratification at the Company’s annual meeting on May 17, 2007. Furmanite Corporation will trade on the New York Stock Exchange under the symbol FRM.

ABOUT XANSER CORPORATION

Xanser Corporation (NYSE: XNR) is a worldwide technical services firm. Headquartered in Dallas, Texas, Xanser owns and operates Furmanite, one of the world’s largest specialty technical services companies. Furmanite delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 50 offices on five continents. For more information, visit www.xanser.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

XANSER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months
	Ended March 31
	2007	2006
Revenues	$68,445	$54,794

Costs and expenses:
Operating costs	45,123	35,626
Depreciation and amortization	1,071	885
Selling, general and administrative	19,151	17,278
Total costs and expenses	65,345	53,789

Operating income	3,100	1,005
Interest and other income, net	176	219
Interest expense	(852)	(557)

Income before income taxes	2,424	667
Income tax expense	(818)	(703)

Net income (loss)	$1,606	$(36)

Earnings (loss) per common share — Basic	$0.05	$(0.00)

Earnings (loss) per common share — Diluted	$0.04	$(0.00)